EXHIBIT 99.1

Applied Minerals, Inc. Announces MOU to Enter into a Distribution/Agency Agreement with Mitsui Plastics, Inc.

New York, NY -- June 17, 2013 -- Applied Minerals, Inc. (the “Company”) (OTCQB & OTCBB: AMNL), a leading global producer of Halloysite Clay, is pleased to announce that it has entered into a Memorandum of Understanding (“MOU”) to form an agreement with Mitsui Plastics, Inc. to market, sell, and distribute its Dragonite™ Halloysite Clay and Iron Oxide globally.

Mitsui Plastics, Inc. utilizes an extensive international sales force and infrastructure to serve the worldwide plastics market through the distribution of a full range of plastics and plastic additives, modifiers, and advanced materials.

The agreement contemplated by the MOU includes a distribution agreement covering South and Central America, Europe, Middle East, Africa, and Asia and an agency agreement covering North America.  The distribution and agency agreements will be on a non-exclusive basis and will include Halloysite Clay and Iron Oxide products under Applied Minerals’ branding.

Andre Zeitoun, CEO of Applied Minerals commented, “We are proud that our Dragonite Halloysite Clay and Iron Oxide products have been chosen by Mitsui Plastics’ marketing, sales, and distribution business. We believe this contemplated agreement will help accelerate the penetration of our products into several of our target markets.” Mr. Zeitoun continued, “In particular, we are optimistic about penetrating the $5.4 billion global flame retardant market for which we continue to see strong interest and demand for Dragonite as a mineral-based alternative to current brominated offerings. We look forward to teaming up with a first-class global distributor like Mitsui Plastics and are excited for the opportunity that lies ahead.”

About Applied Minerals, Inc.

Applied Minerals is the leading producer of Halloysite Clay solutions from its wholly-owned Dragon Mine property in Utah.  Halloysite is an aluminosilicate clay that forms naturally occurring nanotubes.   In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite.  These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites.   Additional information on the company can be found on our company website at www.appliedminerals.com.

About Mitsui Plastics, Inc.

Established in 1988, Mitsui Plastics, Inc. (MPI), a subsidiary of Mitsui & Co. (U.S.A.) and  part of the global Mitsui network,  serves the plastics market in the Americas, Asia and other countries around the world through quality products and services in the plastics and other related markets. The company explores new opportunities and services for its partners through  seven MPI divisions: Automotive Materials, Specialty Materials, Packaging Material Development, Plastic Additives and Catalysts, Advanced and Renewable Energy, Basic Polymers: Polyolefin & PVC and a Growth Initiative Team. Headquartered in White Plains, NY, with offices in Detroit, Houston and Los Angeles, MPI remains strongly committed to good corporate citizenship with respect for stakeholders and community and environmental and social accountability. Additional information on the company can be found on website at http://www.mitsuiplastics.com/.

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Safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc.: Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals’ most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Investor Relations Contact:
Jordan M. Darrow
Darrow Associates
631-367-1866
jdarrow@darrowir.com